Exhibit 99.1

Real Goods Solar Reports Record Third Quarter Results

•	Record Revenue of $24.6 Million

•	Operating Income Increased Over Three Times to $1.2 Million

Boulder, CO, November 3, 2010 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its third quarter ended September 30, 2010.

Net revenue for the third quarter of 2010 increased 7.2% to $24.6 million from $23.0 million recorded in the same period last year. All of the year-over-year revenue growth was organic.

Gross profit increased to $6.2 million, or 25.3% of net revenue, for the third quarter of 2010 from $5.0 million, or 21.8% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects improved selling and installation practices as well as declines in module prices over the last year.

Operating expenses as a percent of net revenue decreased to 20.5% for the third quarter of 2010 from 20.7% in the comparable period last year. This decrease primarily reflects the leveraging of fixed costs and cost savings achieved by integrating all acquired businesses onto a single set of systems and a unified brand.

Operating income for the third quarter of 2010 improved significantly to $1.2 million, as compared to $258 thousand for the comparable period last year. EBITDA for the third quarter of 2010, prior to shared-based and bonus compensation, was $1.9 million, or 7.5% of net revenue. Refer to the Non-GAAP Financial Measures table below.

Net income for the third quarter of 2010 improved to $704 thousand, or $0.04 per share, as compared to $158 thousand, or $0.01 per share, for the comparable period last year.

For the nine months ended September 30, 2010, revenue grew to $57.2 million, a 26.4% increase from $45.2 million in the comparable period last year. Operating income for the nine month period was $1.6 million as compared to a loss of $2.9 million last year. Net income for the nine month period was $1.0 million as compared to a loss of $1.8 million last year.

For the twelve month period ended September 30, 2010, revenue increased to $76.3 million, representing 30.0% organic revenue growth from the previous twelve months. Operating income for the twelve month period was $2.0 million and EBITDA, prior to share-based and bonus compensation, was $3.6 million. Refer to the Non-GAAP Financial Measures table below.

“We are very pleased with our third quarter revenue performance, our improved gross profit margin and our expanding profitability,” commented John Schaeffer, President. “Internal revenue growth for the last twelve months has been 30% and we continue to see strong demand for both residential and commercial solar. We remain focused on building our backlog and on hiring installation crews where appropriate to expand our production capacity and keep up with demand.”

“Our financial metrics across the board were very strong in the third quarter,” said Erik Zech, Chief Financial Officer. “Our ability to show improved gross margins along with declines in operating expenses as a percentage of net revenue are both indicative of the progress we have made in optimizing our business. Our balance sheet remained strong with cash increasing by $3.0 million from the end of the year and by $3.4 million from the previous quarter to $15.2 million, and no debt.”

Real Goods Solar will host a conference call tomorrow, November 4, 2010, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the third quarter results.

Dial-in No.:	877-941-1430 (domestic) or 480-629-9667 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EST on November 11, 2010.

Replay number:	877-870-5176 (domestic) or 858-384-5517 (international)
Pin:	4381108

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 6,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 32 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
Net revenue	$24,626	100.0%	$22,966	100.0%
Cost of goods sold	18,407	74.7%	17,952	78.2%

Gross profit	6,219	25.3%	5,014	21.8%
Operating expenses	5,044	20.5%	4,756	20.7%

Income from operations	1,175	4.8%	258	1.1%
Interest income	2	0.0%	1	0.0%

Income before income taxes	1,177	4.8%	259	1.1%
Income tax expense	473	1.9%	101	0.4%

Net income attributable to Real Goods Solar, Inc.	$704	2.9%	$158	0.7%

Weighted-average shares outstanding:
Basic	18,305		18,271
Diluted	18,305		18,273

Net income per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.04		$0.01
Diluted	$0.04		$0.01

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
Net revenue	$57,162	100.0%	$45,210	100.0%
Cost of goods sold	41,874	73.3%	34,616	76.6%

Gross profit	15,288	26.7%	10,594	23.4%
Operating expenses	13,663	23.9%	13,527	29.9%

Income (loss) from operations	1,625	2.8%	(2,933)	-6.5%
Interest income	5	0.0%	1	0.0%

Income (loss) before income taxes	1,630	2.8%	(2,932)	-6.5%
Income tax expense (benefit)	641	1.1%	(1,138)	-2.5%

Net income (loss) attributable to Real Goods Solar, Inc.	$989	1.7%	$(1,794)	-4.0%

Weighted-average shares outstanding:
Basic	18,298		18,145
Diluted	18,373		18,145

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.05		$(0.10)
Diluted	$0.05		$(0.10)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$15,227	$12,206
Accounts receivable, net	16,022	13,996
Inventory, net	7,311	4,769
Deferred costs on uncompleted contracts	313	1,024
Deferred advertising costs	254	114
Receivable and deferred tax assets	1,007	833
Other current assets	714	598

Total current assets	40,848	33,540

Property and equipment, net	5,217	5,145
Goodwill	732	732
Deferred tax assets	2,942	3,064
Other assets	527	813

Total assets	$50,266	$43,294

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,452	$8,821
Accrued liabilities	2,460	2,500
Payable to Gaiam	1,743	1,636

Total current liabilities	18,655	12,957
Total shareholders’ equity	31,611	30,337

Total liabilities and shareholders’ equity	$50,266	$43,294

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three and nine months ended September 30, 2010. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three and twelve months ended September 30, 2010 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, and share-based and bonus compensation are set forth below (unaudited, in thousands):

	For the Three Months Ended September 30, 2010	For the Twelve Months Ended September 30, 2010
Income from operations	$1,175	$1,962

Exclusion of depreciation	133	505
Exclusion of share-based and bonus compensation	542	1,113

Non-GAAP EBITDA	$1,850	$3,580